EXHIBIT 99.1

Cardtronics Announces the Resignation of Ronald D. Coben From Its Board of Directors

Cardtronics, Inc. announced today that Ronald D. Coben has resigned as a director of Cardtronics, Inc., effective January 11, 2007. Mr. Coben had served as a member of the company's board of directors since July 2002. In December 2006, Mr. Coben accepted the newly created position of executive vice president and chief marketing officer of Susser Holdings Corp. (Nasdaq:SUSS), and in order to devote his full attention to that position, has decided to resign from the company's board. "We want to thank Ron for his many contributions to Cardtronics over the past few years and we wish him the best of success in his new position," remarked Jack Antonini, Chief Executive Officer of Cardtronics.

Mr. Coben served on the company's audit committee and his resignation was not the result of any disagreement with Cardtronics.

About Cardtronics

Headquartered in Houston, Texas, Cardtronics is the world's largest non-bank owner/operator of ATMs with more than 25,000 locations. We operate in every major U.S. market, at over 1,000 locations throughout the U.K., and at over 300 locations in Mexico. Major merchant-clients include A&P(r), Albertson's(r), Hess Corporation(r), Barnes & Noble(r) College Bookstores, BP(r) Amoco, Chevron(r), Costco(r), CVS(r)/pharmacy, ExxonMobil(r), Duane Reade(r), Rite Aid(r), Sunoco(r), Target(r) and Walgreens(r). Cardtronics also works closely with financial institutions across the U.S., including Chase(r), Sovereign Bank(r), and Wachovia(r), to brand ATMs in these major merchants and provide convenient access for their customers and the ability to preserve and expand their markets. For more information about Cardtronics, please visit http://www.cardtronics.com/.

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CONTACT:  Cardtronics Inc.
          Chris Brewster, Chief Financial Officer
          (281) 892-0128
          cbrewster@cardtronics.com